Filed Pursuant to Rule 424(b)(5)

Registration No. 333-213575

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated November 10, 2016,

As Supplemented by the Prospectus Supplement

Dated March 10, 2017)

Warrants to Purchase 1,150,000 of Shares of Common Stock

This prospectus supplement (the “Supplement”) is being filed by Pareteum Corp. (the “Company”) in connection with the amendment and exercise of outstanding warrants to purchase an aggregate of 1,150,000 shares of common stock of the Company (as so amended, the “Original Warrants”) and concurrent private placement of warrants to purchase 1,150,000 shares of common stock (the “Replacement Warrants”) as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Committee on July 17, 2017 (the “Form 8-K”), which Form 8-K is incorporated by reference in the registration statement of which this Supplement forms a part. The Company engaged Joseph Gunnar & Co., LLC to act as the Company’s placement agent in connection with the exercise of the Original Warrants and issuance of the Replacement Warrants and has agreed to pay Joseph Gunnar & Co., LLC a cash fee equal to seven percent (7%) of the sum of the gross proceeds received by the Company.

Our common stock is traded on the NYSE MKT under the symbol “TEUM.” On July 14, 2017, the last reported trading price of our common stock on the NYSE MKT was $1.38 per share.

As of July 14, 2017, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $18,509,391, based on 13,608,000 shares of outstanding common stock, of which 2,390,187 shares are held by affiliates, and a price of $1.65 per share, which was the last reported trading price of our common stock on the NYSE MKT on July 11, 2017. As of the date of this Supplement, following the amendment and exercise of the Original Warrants, we have sold $4,677,502 of securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar month period that ends on, and includes, the date of this Supplement.

Investing in our common stock involves significant risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-9 of the prospectus supplement dated March 10, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement. Any representation to the contrary is a criminal offense.

Joseph Gunnar & Co.